                                                                   EXHIBIT 10.61

                          CONSULTING SERVICES AGREEMENT

                                     BETWEEN

                               ILEX ONCOLOGY, INC.

                                       AND

                            DANIEL D. VON HOFF, M.D.


         THIS CONSULTING SERVICES AGREEMENT (the "Agreement") is made and entered into as of the 1st day of July, 1997 (the "Effective Date") by and between ILEX Oncology, Inc., a Delaware corporation ("ILEX"), and Daniel D. Von Hoff, M.D., an individual residing in San Antonio, Texas ("Dr. Von Hoff").

         IN CONSIDERATION of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

         1.0 Prior Agreement Superseded. ILEX and Dr. Von Hoff have entered into that one certain Consulting Services Agreement (the "Consulting Services Agreement") dated January 1, 1995. The parties agree that this Agreement supersedes the Consulting Services Agreement in its entirety.

         2.0 Engagement. ILEX hereby engages Dr. Von Hoff to serve as a consultant to ILEX, and Dr. Von Hoff hereby accepts such engagement, upon and subject to the terms and conditions set forth herein. Dr. Von Hoff currently serves as Director of the Institute for Drug Development ("IDD"), a division of the CTRC Research Foundation ("CTRC"), as Director of CTRC and as Director of Research for Physician Reliance Network, Inc. ("PRN"). To the extent that those engagements require approvals for this Agreement, Dr. Von Hoff shall be primarily responsible for securing the same, with the assistance of ILEX. This Agreement is expressly conditional upon obtaining such approvals, and shall terminate if such approvals cannot be obtained within a reasonable period of time after the Effective Date.

         3.0 Affiliations. From and following the Effective Date of this Agreement, Dr. Von Hoff shall not act as a consultant for any person or entity other than ILEX except through ILEX Advisory Services. Notwithstanding the foregoing, Dr. Von Hoff may serve (a) as Director of the IDD and CTRC as set forth in Section 2.0 and (b) on scientific advisory boards for other persons or entities in addition to those set forth in Section 2.0, provided that (i) such affiliation(s) would not conflict with his duties and responsibilities hereunder and (ii) Dr. Von Hoff has obtained the prior written consent of the Chief Executive Officer of ILEX. Dr. Von Hoff warrants and represents to ILEX that



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Dr. Von Hoff has no affiliations in any capacity with any persons or entities other than ILEX, except those listed on Schedule 3.0 attached hereto.

         4.0 Duties. Dr. Von Hoff agrees to provide the services set forth on Exhibit A which is incorporated herein for all purposes. The parties understand and acknowledge that potential conflicts or duality of interest, or the appearance of such conflict or duality of interest, may arise during Dr. Von Hoff's performance of those duties and services as a result of Dr. Von Hoff's other affiliations. Both parties recognize the importance of avoiding both actual conflicts and the appearance of conflicts of interest. The parties will therefore mutually develop procedures for identifying and evaluating actual, potential and apparent conflicts of duality of interests. In discharging his duties and responsibilities hereunder, Dr. Von Hoff will advise ILEX when and if an actual or potential conflict arises. The parties will then mutually work at attempting to resolve the conflict.

         5.0 Compensation. Compensation for Dr. Von Hoff's services shall be in accordance with Exhibit B, which is attached hereto and incorporated herein for all purposes.

         6.0 Independent Contractor. The parties understand and acknowledge that Dr. Von Hoff is an independent contractor and is not an employee of ILEX for the purposes of this Agreement, the Social Security Act, the income withholding provision of the Internal Revenue Code of 1986, as amended, or other federal or state laws relating to compensation, insurance, unemployment, or workman's compensation. Dr. Von Hoff acknowledges and agrees that it shall be his obligation to report as self-employment income all compensation received or accrued as a result of this Agreement. Dr. Von Hoff acknowledges that he will not be entitled to any insurance, pension, profit sharing, retirement or other employee benefits which ILEX may provide to its employees during the term of this Agreement. This Agreement shall not be construed as creating a partnership, joint venture, agency or employment relationship, or as granting a franchise under either federal or state law.

         7.0 Inventions. Dr. Von Hoff warrants and represents to ILEX that Dr. Von Hoff has no affiliation with any other persons or entities which require, to any degree or under any conditions, that Dr. Von Hoff assign his rights to any discoveries, inventions or developments to such persons or entities except as set forth on Schedule 7.0 attached hereto. In the performance of his duties and responsibilities hereunder, Dr. Von Hoff may conceive, make or develop products, processes or other intellectual property. It is the intent of the parties that intellectual property conceived, made or developed by Dr. Von Hoff during the performance of his duties and responsibilities hereunder or that is conceived, made or developed using ILEX's funds, facilities, materials or information, shall be owned by ILEX. Dr. Von Hoff will ensure that his obligations under affiliations with any other persons or entities, including, without limitation, those persons or entities listed in Schedule 7.0, do not extend to intellectual property rightfully owned by ILEX. Dr. Von Hoff will assist ILEX in obtaining legal protection for such intellectual property as part of his duties and responsibilities hereunder, and will execute such documents as reasonably necessary to secure such protection and confirm ownership in ILEX.

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         8.0 Confidential Information. Dr. Von Hoff agrees to maintain in confidence all information and materials provided by, or obtained from or through, ILEX including, without limitation, all information regarding drugs; pharmaceuticals; gene manipulations and/or therapy; products, compounds and compositions resulting from chemical, rDNA, genetic engineering or other methods; potential new uses of existing drugs, compounds or compositions; medical devices; and all financial information, computer software and documentation; and other information relating to the business of ILEX (collectively, the "Confidential Information"). Dr. Von Hoff shall not publish, use or disclose Confidential Information learned, developed or acquired as a result of services offered under this Agreement without ILEX's prior written consent. Confidential Information shall not include (i) information which was rightfully in Dr. Von Hoff's possession without an obligation of confidentiality prior to disclosure by or through ILEX; (ii) information which lawfully becomes part of the public knowledge, literature or generally available to the public through no act of Dr. Von Hoff; or (iii) information obtained from any third party, provided that any such third party did not obtain such information from ILEX or obtain such information in confidence. Dr. Von Hoff shall protect the Confidential information and shall take all reasonable steps to prevent the unauthorized disclosure, dissemination, or publication of the Confidential Information.

         All data, records, analyses, reports and material prepared or complied by Dr. Von Hoff or furnished to Dr. Von Hoff, in connection with this Agreement during the term hereof shall be the sole and exclusive property of ILEX, and all of such data, records, analyses, reports and materials, and all copies thereof, shall be delivered to ILEX at its request or on the termination of this Agreement.

         The parties acknowledge that the terms of Dr. Von Hoff's other affiliations also contain or require certain obligations of confidentiality. In discharging his duties relative to Confidential Information, Dr. Von Hoff shall advise ILEX when and if an actual or potential conflict with such other obligations arise. The parties will then mutually work at attempting to resolve the conflict. If such conflict cannot be resolved, Dr. Von Hoff is expressly excused from performing any services hereunder that would result in a breach or potential breach of his confidentiality obligations owed to another entity.

         9.0 Term and Termination.

         9.1 Term. Subject to the rights of termination set forth in this
Section 9.0, this Agreement shall remain in full force and effect from July 1, 1997 until June 30, 2002, unless sooner terminated by Dr. Von Hoff's death or continuing inability to discharge the duties hereunder for three (3) consecutive months. Ninety (90) days prior to the end of the term of this Agreement, the parties shall enter into negotiations regarding the renewal of this Agreement or the execution of a new agreement, which renewal or new agreement shall contain such terms and conditions as may be agreed by the parties.

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         9.2 Voluntary Termination. During the term of this Agreement, either party may terminate this Agreement without cause, by giving 120 days written notice of termination to the other party.

         9.3 Termination With Cause. In the event of breach of this Agreement by either party, the non-breaching party may, at its option, cancel this Agreement for such breach by giving written notice of cancellation to the breaching party, which cancellation shall be effective thirty (30) days following the delivery of such notice or such later time as may be specified in such notice, unless the breaching party shall have cured such breach prior to the expiration of the notice.

         9.4 Limited Survival Upon Termination. Sections 7.0 and 8.0 shall survive termination of this Agreement and shall remain in full force and effect.

        10.0  Miscellaneous.

        10.1 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and, unless otherwise provided herein, shall be deemed to have been duly given upon hand delivery or upon deposit in the United States Mail, postage prepaid, certified or registered mail, return receipt requested, as follows:

         If to ILEX:

                  ILEX Oncology, Inc.
                  11550 IH 10 West, Suite 300
                  San Antonio, TX  78230-1064
                  Attention:  Richard L. Love

         If to Dr. Von Hoff:

                  Daniel D. Von Hoff, M.D.
                  226 Branch Oak Way
                  San Antonio, Texas 78230

or at such other address as shall have been furnished to the other in writing in accordance herewith, except that such notice of such change shall be effective only upon receipt.

        10.2 Amendments and Waiver. This Agreement may be amended or modified by, and only by, a written instrument executed by all the parties hereto. The terms of this Agreement may be waived by, and only by, a written instrument executed by the party against whom such waiver is sought to be enforced.

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        10.3  Section and Other Headings. The section and other headings contained in this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

        10.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

        10.5 Assignments and Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This Agreement calls for Dr. Von Hoff's personal services and may not be assigned by Dr. Von Hoff without the prior written consent of ILEX.

        10.6 No Implied Rights or Remedies. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm, or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

        10.7 Agreement of Further Cooperation. Each of the parties agrees to execute and deliver such further documents and to cooperate in such manner as may be necessary to implement and give effect to the agreements contained herein.

        10.8 Entire Agreement. This Agreement, together with all exhibits hereto, embodies the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes any prior agreements and understandings relating to the subject matter hereof.

        10.9 Severability. If any part or provision of this Agreement is or shall be deemed violative of any applicable laws, rules or regulations, such legal invalidity shall not void this Agreement or affect the remaining terms and provisions of this Agreement, and this Agreement shall be construed and interpreted to comport with all such laws, rules or regulations to the maximum extent possible.

        10.10 Applicable Law. This Agreement has been accepted and made performable in Bexar County, Texas. This Agreement and the rights and obligations of the parties hereto shall be construed under and governed by the laws of the State of Texas, without giving effect to principles of conflict of laws. The exclusive venue for resolution of any dispute between the parties related to the subject matter of this Agreement shall be in Bexar County, Texas.

         EXECUTED as of the day and year first above written.

                                                   ILEX ONCOLOGY, INC.


                                                   By:
                                                      -------------------------
                                                   Name:
                                                        -----------------------
                                                   Title:
                                                         ----------------------
                                                   CONSULTANT:


                                                   ----------------------------
                                                   Daniel D. Von Hoff, M.D.

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                                    EXHIBIT A


                               DUTIES AND SERVICES


         1.0 Consultation Services. Dr. Von Hoff shall perform the following services for ILEX. In performing these services, Dr. Von Hoff shall at all times exercise his independent judgment, discretion and control to accomplish the stated objective.

             1.1 Clinical Trials Advisory Board. Dr. Von Hoff shall organize for the benefit of ILEX a Clinical Trials Advisory Board (the "CTAB") which shall be composed of such persons as may be appointed by ILEX in consultation with Dr. Von Hoff. The CTAB shall be organized and operate pursuant to a policy developed by Dr. Von Hoff and approved by ILEX. The CTAB shall hold at least four (4) meetings per year, at such time and place as designated by the CTAB.

             1.2 Clinical Trials Advisory Board Chairman. Dr. Von Hoff shall be a member of the CTAB and serve as chairman of the CTAB. Dr. Von Hoff shall attend all meetings of the CTAB and in accordance with the terms of this Agreement report to ILEX the action and recommendations of the CTAB.

             1.3 Scientific Advisory Board Co-Chairman. Dr. Von Hoff shall be a member of the Scientific Advisory Board (the "SAB"), a committee organized for the benefit of ILEX, and serve as co-chairman of the committee. The SAB is composed of such persons appointed by ILEX in consultation with Dr. Von Hoff. The SAB operates and shall continue to operate pursuant to a policy developed by Dr. Von Hoff and approved by ILEX. Dr. Von Hoff shall attend all meetings of the SAB and in accordance with the terms of this Agreement report to ILEX the action and recommendations of the SAB.

             1.4 Joint Management Board. Dr. Von Hoff shall serve as a member of the joint management board (the "JMB") created pursuant to the Research Agreement dated January 31, 1997 among PRN, IDD and ILEX. Dr. Von Hoff shall attend all meetings of the JMB and in accordance with the terms of this Agreement report to ILEX the action and recommendations of the JMB.

             1.4 Drug Acquisition. Dr. Von Hoff shall, consistent with the terms of this Agreement and in collaboration with the SAB, advise the management of ILEX of viable opportunities for ILEX to acquire for the purpose of commercialization chemotherapy compounds and drugs as well as other therapeutic or supportive care compounds.

             1.5 Network of Clinical Trials Sites. Dr. Von Hoff shall, consistent with the terms of this Agreement, advise and assist the management of ILEX in creating a network of clinical trials sites (including, without limitation, PRN) that can rapidly accrue patients to clinical trials.



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             1.6  Scientific Review. In conjunction with the SAB, Dr. Von
Hoff shall review scientific and clinical data on compounds acquired by ILEX. As co-chairman of the SAB, Dr. Von Hoff shall report to the management of ILEX the results of the SAB findings and recommendations relative to such compounds.

             1.7 Clinical Development. Dr. Von Hoff shall, consistent with the terms of this Agreement, advise and assist the management of ILEX in establishing the strategic direction of ILEX's clinical development plans.

             1.8 Strategic Plans. Dr. Von Hoff shall, consistent with the terms of this Agreement, advise and assist the senior management of ILEX in formulating plans for the strategic direction of ILEX.

             1.9 Advisory Services. Dr. Von Hoff shall, consistent with the terms of this Agreement, advise and assist the management of ILEX in formulating plans for the development of and in developing ILEX's Advisory Services business.

             1.10 Presentations. Dr. Von Hoff shall, consistent with the terms of this Agreement, make presentations for and on behalf of ILEX to companies regarding ILEX's contract research capabilities and advise and assist the management of ILEX in meeting ILEX's contract research business goals. Additionally, Dr. Von Hoff shall consistent with the terms of this Agreement, make presentations for and on behalf of ILEX to financial investors and/or potential financial investors regarding ILEX's portfolio of compounds provided that such presentations shall include an appropriate disclosure of Dr. Von Hoff's financial relationship with ILEX.

             1.11 Positions. Dr. Von Hoff shall, upon request by ILEX, serve as the Chief Medical Officer of ILEX and, subject to approval of the shareholders of ILEX, as a Director of ILEX.

             1.12 Additional Services. In addition to the other services specified in this Section 1.0, Dr. Von Hoff shall, consistent with the terms of this Agreement, perform such other services to ILEX as necessary to build stockholder value in ILEX.

         2.0 Requisites. In providing services under this Agreement, Dr. Von Hoff shall at all times perform his duties and responsibilities in conformance with the following requisite standards of conduct:

             2.1 Dr. Von Hoff will not actively participate in final decisions regarding the acquisition of technologies or compounds owned or discovered by or licensed to the IDD, when such actions would constitute a conflict of interest, give the appearance of a conflict of interest or a breach of any policy of IDD or ILEX.

                                      A-2

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             2.2   Dr. Von Hoff shall not actively participate in decisions
regarding the acquisition of technologies or compounds for which Dr. Von Hoff was the Principal Investigator, supervised the Principle Investigator or provided leadership for the clinical or preclinical studies for such compounds or technologies, when such actions would constitute a conflict of interest, give the appearance of a conflict of interest or a breach of any policy of ILEX or the sponsor of the study.

             2.3 Dr. Von Hoff shall not function as the Principal Investigator for or supervise the Principal Investigator or clinical or preclinical studies conducted by ILEX.

             2.4 If Dr. Von Hoff publishes an article, paper or other work regarding technologies or compounds owned or discovered by ILEX or licensed to ILEX, Dr. Von Hoff shall make an appropriate disclosure of the fact that he has a financial interest in ILEX.

                                      A-3

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                                    EXHIBIT B


                                  COMPENSATION


1. ILEX shall pay to Dr. Von Hoff for Dr. Von Hoff's services a fee equal to Two Hundred Forty-Three Thousand and No/100 Dollars ($243,000.00) per year, which shall be paid in monthly installments of $20,250.00 each commencing on July 15, 1997. In addition, ILEX shall pay to Dr. Von Hoff each month during each calendar year an incentive fee equal to the product of (a) a fraction, the numerator of which is $100,000 and the denominator of which is the annual revenue target established by the Board of Directors of ILEX (the "Board") for such calendar year times (b) the actual revenue received by ILEX during the preceding month; provided, however, the sum of all such incentive fees paid to Dr. Von Hoff shall not exceed $125,000.00 in any calendar year. The parties agree that the 1997 annual revenue target is $15,632,000. The Board shall establish the annual revenue target for each calendar year on or before March 31st of such calendar year; provided, however, in the event that the Board fails to establish the annual revenue target for any calendar year on or before March 31st of such year, the annual revenue target for such calendar year shall be deemed to be equal to the annual revenue target for the previous calendar year. In addition to the fees and incentive fees set forth hereinabove, (i) ILEX shall reimburse Dr. Von Hoff for all expenses reasonably incurred by Dr. Von Hoff in connection with the performance of Dr. Von Hoff's responsibilities set forth herein in accordance with the prevailing practice and policy of ILEX and (ii) ILEX shall provide a furnished office for Dr. Von Hoff's use in connection with his performance of his responsibilities set for herein. Notwithstanding any other provision hereinabove to the contrary, (x) the parties agree to review all fees payable to Dr. Von Hoff hereunder on the first anniversary date of this Agreement and on each anniversary date thereafter to determine whether such fees should be adjusted so as to insure that such fees are consistent with prevailing industry practices for compensating individuals with skills and experiences comparable to those of Dr. Von Hoff and (y) in the event Dr. Von Hoff's consulting agreements with PRN and/or CTRC are modified so that Dr. Von Hoff's consulting services to PRN and/or CTRC, as the case may be, are reduced and consequently Dr. Von Hoff's compensation from PRN and/or CTRC, as the case may be, is reduced, then Dr. Von Hoff agrees to spend an additional amount of time performing consulting services for ILEX equal to the reduction in consulting services to PRN and/or CTRC, as the case may be, and ILEX agrees that Dr. Von Hoff's compensation hereunder shall be increased accordingly in an amount equal to the reduction in compensation received by Dr. Von Hoff from PRN and/or CTRC, as the case may be.

2. Notwithstanding any other provision herein to the contrary, the parties agree that Dr. Von Hoff acquired the following rights granted under the Consulting Services Agreement and that Dr. Von Hoff shall retain such rights:

         a. Right to Purchase Common Stock. Pursuant to the terms of the Consulting Services Agreement, Dr. Von Hoff was entitled to purchase, for a period of thirty (30) days from the date of Consulting Services Agreement, and did purchase 640,000 shares (the "Shares") of common stock, par value $.01 per share, of ILEX at a price of $.10 per share (the "Purchase Price"), which shares were converted into an aggregate of 365,379 shares pursuant to the reverse stock split effected by ILEX in February 1997.

         b. Financing. Pursuant to the terms of the Consulting Services Agreement, ILEX agreed to loan and did loan Dr. Von Hoff sixty-four thousand dollars ($64,000.00) for the purchase of the Shares. Such loan was evidenced by a promissory note dated April 12, 1995 (the "Note") and related agreements as required by ILEX. The Note bears interest at a rate of eight percent (8%) simple interest per annum (i.e. not compounded) (the "Agreed Rate") and is payable in quarterly installments based upon a ten (10) year amortization schedule and will mature on January 1, 1999. The Note is secured by a pledge of that number of Shares determined by dividing the outstanding principal balance of the Note by the per share purchase price of the Shares. The pledge agreement contains a mechanism for partial releases of pledged shares to reflect reductions in the unpaid balance of the Note.

         c. Restrictions on Shares. Dr. Von Hoff's ownership of the Shares is subject to the following restrictions, in addition to restrictions on transfer that might be imposed by applicable state or federal securities laws.

                  (1) For a period of four (4) years from April 12, 1995, the date Dr. Von Hoff purchased the Shares (the "Purchase Date"), Dr. Von Hoff shall not sell, transfer, pledge or otherwise dispose of or encumber the Shares, or any of them, other than as provided in this Agreement.

                  (2)      In the event this Agreement is terminated pursuant to
                           Section 10.11 of the Agreement, during the term hereof for cause by ILEX or without cause by Dr. Von Hoff, ILEX shall have the right, but not the obligation, to purchase the Shares from Dr. Von Hoff; provided, however, that the number of Shares to which such right to purchase applies shall be reduced by 25% for each full calendar year which has expired since January 1, 1995 as of the effective date of such termination (the "Termination Date"). The price per share to be paid by ILEX for any Shares purchased by it pursuant to this paragraph shall be equal to the Purchase Price plus interest at the Agreed Rate from the Purchase Date through the Termination Date.

3.       Stock Option.

         a. As additional compensation for services rendered under the Consulting Services Agreement, ILEX granted to Dr. Von Hoff an option to acquire up to 50,000 shares of common stock ("Common Stock") of ILEX, which shares were converted into an aggregate of 28,546 shares of Common Stock pursuant to the reverse stock split effected by ILEX in February 1997. The exercise price of the option was $2.00 per share prior to the reverse stock split ($3.50 per share after the reverse stock split). The option vests over four (4) years as follows: 25% on January 1, 1996, 25% on January 1, 1997, 25% on January 1, 1998 and 25% on January 1, 1999. All options must be exercised upon the later of (i) January 1, 2000, (ii) one year subsequent to the termination of this Agreement for any reason, by ILEX, or (iii) one year subsequent to the termination of the "lock-up period" that is negotiated by ILEX and its underwriters in connection with an initial public offering of ILEX's Common Stock (the "Option Term"); provided, however, in no event will the Option Term extend beyond January 1, 2005. The option is evidenced by a separate instrument dated September 29, 1995.

         b. The stock option issued to Dr. Von Hoff pursuant to Section 3 of Exhibit B of the Consulting Services Agreement was consistent with ILEX's stock option plan (the "Plan") to be adopted for key employees of ILEX. Accordingly, Dr. Von Hoff has the following rights relating to termination of this Agreement pursuant to the provisions of Article 9:

                  (1) In the event of termination by ILEX without cause under Section 9.2, (i) outstanding stock options held by Dr. Von Hoff which are then vested shall remain exercisable for the Option Term, (ii) if, within ten
                           (10) days of such termination, Dr. Von Hoff notifies ILEX that he is making an election under this Section, outstanding stock options held by Dr. Von Hoff which would vest within one year from the date of termination shall automatically become vested and remain exercisable for the Option Term, and (iii) after giving effect to any accelerated vesting under clause (ii) above, any then unvested portion of Dr. Von Hoff's outstanding stock options shall lapse.

                  (2)      In event of termination by ILEX for "cause" under
                           Section 9.3, upon death or disability of Dr. Von Hoff or by Dr. Von Hoff pursuant to a voluntary resignation under Section 9.2, (i) any portion of Dr. Von Hoff's outstanding stock options which are vested as of the date of termination shall remain exercisable for the Option Term, and (ii) any then unvested portion of Dr. Von Hoff's outstanding stock options shall lapse.



                                      B-3